EXHIBIT 10.23

SIXTH AMENDMENT TO THE

WESBANCO, INC. KSOP

WHEREAS, Effective January 1, 2006, WesBanco, Inc. (the “Company”) amended and restated the WesBanco, Inc. KSOP (the “Plan”); and

WHEREAS, the Plan was subsequently amended; and

WHEREAS, the Company desires to amend the Plan further in order to (i) update the Plan document for regulatory changes necessary to maintain the qualified status of the Plan, and (ii) address service credit granted to an acquired group of employees;

NOW, THEREFORE, the Plan is hereby amended as follows:

1.	Effective January 1, 2012, the Table of Contents page is hereby deleted in its entirety and the attached new Table of Contents page is substituted therefor.

2.	Effective January 1, 2012, pages 8, 9, 51, 56, and 58 are hereby deleted in their entirety and the attached new pages 8, 9, 51, 56, and 58 are, respectively, substituted therefor.

3.	Effective December 1, 2012, new Article 20 (page 65), as attached hereto, is added after Article 19.

IN WITNESS WHEREOF, this Sixth Amendment of the Plan is, by the authority of the Board of Directors of the Company, executed on behalf of the Company this 30th day of November, 2012.

WesBanco, Inc.

By:	/s/ Paul M. Limbert
Paul M. Limbert, President

ATTEST:

/s/ Linda M. Woodfin
Assistant Secretary

Section 2.27. Non-highly Compensated Employee. Any Employee who is not a Highly Compensated Employee.

Section 2.28. Normal Retirement Age. The 65th birthday of a Participant.

Section 2.29. Normal Retirement Date. The first day of the month coincident with or next following the date a Participant attains Normal Retirement Age.

Section 2.30. Number of Shares Subaccount. The balance posted to the record of each Participant, Inactive Participant or Beneficiary consisting of the number of whole and fractional shares of Employer Stock purchased by or allocated to his accounts.

Section 2.31. Participant. Every Employee who has met the requirements of Article 3 and who is not an Inactive Participant.

Section 2.32. Plan. The WesBanco, Inc. KSOP as herein set out or as duly amended.

Section 2.33. Plan Administrator. The Employer.

Section 2.34. Plan Year. The 12-month period ending on December 31 of each year.

Section 2.35. Qualified Employee. Any Employee, excluding any individual who is a “leased employee,” as defined in Code Section 414(n)(2), any temporary Employee, and any Employee covered by a collective bargaining agreement between employee representatives and the Employer if retirement benefits were the subject of good faith bargaining between such employee representatives and the Employer.

Section 2.36. Qualified Matching Contributions. Employer matching contributions that are subject to the distribution and nonforfeitability requirements of Code Section 401(k) when made.

Section 2.37. Qualified Matching Contribution Account. The balance posted to the record of each Participant, Inactive Participant or Beneficiary consisting of his allocated share of Qualified Matching Contributions and adjustments as of each Adjustment Date, less any distributions therefrom. Each Qualified Matching Contribution Account shall include, where appropriate, subaccounts that reflect Employee-directed investments if permitted in Section 9.2.

Section 2.38. Readily Tradable. “Readily tradable on an established securities market,” as defined in Treasury Regulation Section 1.401(a)(35)-1(f)(5).

Section 2.39. Related Employer. A corporation which is a member of a controlled group of corporations (within the meaning of Code Section 1563(a)(1), (a)(2) and (a)(3)) of which the Employer is also a member, any trade or business, whether or not incorporated, that is under common control (within the meaning of Code Section 414(c)) with the Employer, any member of an affiliated service group (within the meaning of Code Section 414(m)) that includes the Employer, and any other entity required to be aggregated with the Employer pursuant to regulations prescribed by the Secretary of the Treasury under Code Section 414(o). For purposes of Sections 9.4 and 9.5, however, the phrase “more than 50 percent” shall be substituted for the phrase “at least 80 percent” each place it appears in Code Section 1563(a)(1).

Section 2.40. Trust or Trust Fund. The total of the contributions made pursuant to the Plan by the Employer and Participants and held by the Trustee in a separate Trust, increased by any profits or income thereto, and decreased by any loss or expense incurred in the administration of the Trust and payments therefrom under the Plan.

Section 2.41. Trustee. The bank, trust company, other financial institution, or individual or individuals holding and managing the Fund according to the terms of the WesBanco Bank, Inc. KSOP Trust Agreement.

Section 2.42. Year of Service. Each Plan Year during which an Employee is credited with at least 1,000 Hours of Service.

Article 16

Provisions Regarding Employer Stock

Section 16.1. Powers of Trustee. The Trustee shall have all powers and authority necessary for the performance of its duties, including those powers designated in the Trust Agreement and in the Plan. Such powers shall include the power to borrow to purchase Employer Stock as provided in this Article 16.

Section 16.2. Investments in Employer Stock.

(a)	It is intended that the assets of the Plan attributable to Employer discretionary contributions made pursuant to Section 4.3 shall be invested primarily in shares of Employer Stock that constitutes a “qualifying employer security” within the meaning of Code Section 4975(e)(8), which incorporates by reference the provisions of Code Section 409(l), which contains special requirements regarding voting power and dividend rights of Employer Stock that is not Readily Tradable. It is recognized that Employer Stock may be available for purchase only from time to time, and the assets of the Plan may be invested in other assets in accordance with the Trust Agreement when Employer Stock is not readily available for purchase, even though the long-range intention is to invest primarily in Employer Stock.

(b)	Accordingly, Employer discretionary contributions made pursuant to Section 4.3 in cash and earnings attributable to such Employer contributions may be applied at the direction of the Committee to purchase Employer Stock at not more than its fair market value from any source available at the time. Also, from time to time the Committee may direct the Trustee to sell Employer Stock and make other investments as provided in the Plan; provided, that any sale of Employer Stock shall be for at least fair market value and shall comply with any applicable requirements regarding prohibited transactions under the Act. All investments will be made by the Trustee in accordance with the provisions of the Trust Agreement.

Section 16.3. Borrowing. The Committee may direct the Trustee to borrow funds for the purpose of acquiring Employer Stock. The Trustee may borrow from a lender and then acquire Employer Stock from a third party or may give a note to an owner of Employer Stock in partial or full payment for such Employer Stock. As used hereinafter, the term “loan agreement” shall include any such agreement with a third-party lender or any such note given to such an owner. In directing borrowing, the Committee shall not authorize a total indebtedness in any Plan Year if the repayment schedule for such indebtedness would require principal payments in excess of the amount that would be deductible under Code Section 404(a)(9). Any loan agreement shall be subject to the following conditions:

(a)	The loan must be at a reasonable rate of interest; provided, that if the Trustee borrows from its own banking department, the interest rate and all other terms and conditions of the loan shall be subject to the approval of the Committee.

share). The Committee and Trustee shall ensure that any such request is complied with insofar as possible by purchasing additional Employer Stock, if available, or reallocating shares of Employer Stock in other accounts to the extent necessary. Any shares purchased in accordance with this Section shall be charged against the Participant’s account based on the purchase price (including any transaction costs), and any shares reallocated from other accounts shall be charged against the Participant’s account based on the closing price of the Employer Stock on the last trading date preceding the date of such reallocation.

If the Participant elects, with spouse consent, if applicable, distribution of his account balance attributable to Employer Stock shall begin not later than one year after the close of the Plan Year (i) in which the Participant separates from service after his Normal Retirement Age, disability or death, or (ii) that is the fifth Plan Year following the Plan Year in which the Participant otherwise separates from service, provided he is not reemployed by the Employer before such distribution. Unless the Participant elects otherwise, his account balance attributable to Employer Stock will be distributed not less frequently than annually in substantially equal periodic payments over a period not longer than (i) five years, or (ii) in the case of a Participant with such an account balance in excess of $500,000, as adjusted, five years plus one additional year for each $100,000, as adjusted, or fraction thereof by which such account balance exceeds $500,000.

Section 16.10. Purchases and Sales of Employer Stock. All purchases of Employer Stock shall be made at prices that, in the judgment of the Committee, do not exceed the fair market value of such stock. All sales of Employer Stock shall be made at prices that, in the judgment of the Committee, are not less than the fair market value of such stock. Fair market value shall be determined by the Committee in good faith in accordance with the Plan and any applicable provisions of the Act. The Committee shall direct the Trustee when to buy or sell Employer Stock and at what price, and the Trustee shall have no duty to question the directions of the Committee in this respect or to advise the Committee regarding the purchase, retention or sale of Employer Stock; provided, that the Committee shall not direct the Trustee to act otherwise than in accordance with the Plan and Trust Agreement and any applicable provisions of the Act, including any applicable rules regarding prohibited transactions.

Notwithstanding the above, valuations of Employer Stock that is not Readily Tradable shall be made by an independent appraiser who meets requirements similar to those of the regulations prescribed under Code Section 170(a)(1).

Section 16.11. Restrictions on Employer Stock. Shares of Employer Stock distributed by the Trustee pursuant to Article 16 that are not Readily Tradable shall be restricted by a right of first refusal.

(b)	The provisions of the foregoing subsection (a) shall not be applicable, and no put option shall exist, with regard to shares of Employer Stock distributed under the Plan if such Employer Stock was Readily Tradable and not subject to a trading limitation when it was distributed. For purposes of this subsection (b), a “trading limitation” on a security is a restriction under any federal or state securities law, any regulation thereunder, or an agreement not prohibited by applicable regulations that would make the security not as freely tradable as one not subject to such restriction.

Section 16.14. Diversification of Investments. Each Qualified Participant may direct the Trustee as to the investment of the value of the Participant’s account balance attributable to Employer Stock within 90 days after the last day of each Plan Year during the Participant’s Qualified Election Period.

For purposes of this Section, “Qualified Participant” shall mean a Participant who has attained age 55 and completed at least ten years of participation in the Plan. “Qualified Election Period” shall mean the six Plan Year period beginning with the later of (i) the first Plan Year in which the Participant first became a Qualified Participant, or (ii) the first Plan Year beginning after December 31, 1986.

The Participant’s direction shall be provided to the Plan Administrator in writing and shall specify the amount the Participant wishes to diversify. The Plan shall allow the Participant to invest the amount subject to the diversification election in one or more of the investment Funds provided for in Section 9.2. Implementation of the Participant’s investment election shall take place within 90 days after the last day of the period during which the election may be made. This Section shall apply notwithstanding any other provision of the Plan other than Section 5.6.

Notwithstanding any provision of this Article to the contrary, effective January 1, 2007, each Participant who has completed at least three Years of Service, each alternative payee with an amount under the Plan with respect to a Participant who has completed at least three Years of Service, and each Beneficiary of a deceased Participant may elect to divest the portion of his or her Employer Discretionary Contribution Account attributable to Employer Stock and reinvest such amount in one or more of the investment funds provided for in Section 9.2. Such divesture and reinvestment election shall be made in accordance with the general timing rules of Section 9.2. For purposes of this paragraph, a Participant completes three Years of Service on the last day of the Plan Year that constitutes the completion of the third Year of Service.

Notwithstanding the foregoing, with respect to Employer Stock allocated to a Participant’s Employer Discretionary Contribution Account prior to January 1, 2007, a Participant, other than a Participant who has attained age 55 and completed three Years of Service, shall be permitted to diversify only 33% of such Employer Stock for 2007, 66% for 2008, and 100% for 2009 and all subsequent Plan years.

Article 20

Service Credit for Former Fidelity Bancorp Employees

Notwithstanding anything in this Plan to the contrary, an individual who was formerly employed by Fidelity Bancorp, Inc. (“FB”) and who becomes an Employee of the Employer on December 1, 2012 (“Former FB Employee”), as a result of the merger of FB with and into WesBanco, Inc., shall receive credit for his or her prior service with FB such that his or her date of employment with FB shall be treated as his or her Date of Employment with the Employer for eligibility and vesting purposes under this Plan. For purposes of Article 3, if such Former FB Employee would have become a Participant in this Plan prior to December 1, 2012, based on his or her Date of Employment as modified in accordance with the preceding sentence, such Former FB Employee shall become a Participant on December 1, 2012.

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